UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2023

First Wave BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 502 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FWBI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 12, 2023, First Wave BioPharma, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a single institutional investor (the “Purchaser”), pursuant to which the Company agreed to issue, in a private placement (the “Offering”), an aggregate of (i) 128,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 895,018 shares (the “Pre-Funded Warrant Shares”) and (iii) common warrants (the “Common Warrants” and collectively with the Pre-Funded Warrants, the “Warrants”), to purchase up to an aggregate of 2,046,036 shares of Common Stock (the “Common Warrant Shares” and collectively with the Pre-Funded Warrant Shares, the “Warrant Shares”) at a purchase price of $3.91 per Share (or Pre-Funded Warrant in lieu thereof) and accompanying Common Warrant.

The Offering is expected to close on March 15, 2023, subject to the satisfaction of customary closing conditions.

The Pre-Funded Warrants have an exercise price of $0.0001 per share, are exercisable immediately upon issuance and will expire when exercised in full. The Common Warrants have an exercise price of $3.66 per share, are exercisable immediately and will expire five years from the initial exercise date.

The Purchase Agreement contained customary representations and warranties and agreements of the Company and the Purchaser and customary indemnification rights and obligations of the parties.

As compensation to Roth Capital Partners, LLC (the “Placement Agent”), as the exclusive placement agent in connection with the Offering, the Company agreed to pay the Placement Agent a cash fee of approximately $180,000 and payment of certain expenses and legal fees.

The Company expects to receive gross proceeds of approximately $4.0 million from the Offering, before deducting the Placement Agent fees and other Offering expenses. The Company intends to use the net proceeds from the Offering for working capital purposes.

In connection with the Offering, on March 12, 2023, the Company and the Purchaser entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company is required to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the Shares and the Warrant Shares. Under the terms of the Registration Rights Agreement, the Company is obligated to file a registration statement covering the Shares and the Warrant Shares with the Securities and Exchange Commission (the “SEC”) no later than the earlier of (i) thirty days following the date of the agreement or (ii) five days following the date the Company files its annual report with the SEC and to use its commercially reasonable efforts to cause the registration statement to be declared effective by the SEC by May 11, 2023.

The Purchase Agreement, the Registration Rights Agreement and the forms of Pre-Funded Warrant and Common Warrant are attached as Exhibits 10.1, 10.2, 4.1 and 4.2 hereto, respectively. The description of the terms of the Purchase Agreement, the Registration Rights Agreement, the Pre-Funded Warrant and the Common Warrant is not intended to be complete and is qualified in its entirety by reference to such exhibits.

On March 13, 2023, the Company issued a press release disclosing the Offering, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Neither the disclosures in this Form 8-K nor the press release shall constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 3.02	Unregistered Sales of Equity Securities.

The Company has agreed to issue the Shares and Warrants pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated thereunder and intends to issue the Warrant Shares pursuant to the same exemption. The description of the Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein. Forms of the Pre-Funded Warrant and Common Warrant have been filed as exhibits to this Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
4.2	Form of Warrant
10.1	Form of Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release, dated March 13, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Wave BioPharma, Inc.

March 15, 2023	By:	/s/ James Sapirstein
	Name:	James Sapirstein
	Title:	Chief Executive Officer